Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-192164 and 333-129826) of RBC Bearings Inc. of our report dated June 30, 2015 relating to the financial statements and financial statement schedule of Sargent Aerospace & Defense, which appears in this Current Report on Form 8-K of RBC Bearings Inc. dated July 10, 2015.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
July 10, 2015